Wednesday, November 24, 1999

Company Press Release

SOURCE: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Declares Quarterly Dividend and Special Dividend


Lakeville, Connecticut, November 24, 1999/ PRNewswire/-The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the parent company of Salisbury Bank and Trust Company, declared a $0.12 per share quarterly cash dividend at their November 24, 1999 meeting. The Board also declared a special cash dividend of $.22 per share. The total dividend of $.34 per share will be paid on January 28, 2000 to shareholders of record as of December 31, 1999.

The Company declared cash dividends totaling $.60 per share for the year 1998. Dividends declared for 1999 total $.70 per share which represents an increase of 16.7% when comparing the two years.

 Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank with assets in excess of $217 million and capital in excess of $19 million, headquartered in Northwestern Connecticut, which offers full financial services to the communities it services in Connecticut, Massachusetts and New York.
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